NEW YORK LIFE INVESTMENTS ETF TRUST 485BPOS

Exhibit (h)(7)

NYLIM ETFS

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of ______________, ____ (the “Effective Date”), is made by and between each investment company (each, an “Acquiring Registrant”), for itself, and on behalf of each of its portfolio series listed on Schedule A (the “Acquiring Funds”), and each investment company (each, an “Acquired Registrant”), for itself, and on behalf of each of its portfolio series listed on Schedule B (the “Acquired Funds”), each severally and not jointly.

WHEREAS, each Acquired Registrant and Acquiring Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended and/or supplemented from time to time, the Acquired Fund may honor any redemption request (including any redemption request from an Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction, if applicable) partially or wholly in kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind).

(ii)	Timing/advance notice of redemptions. Only upon the request of the relevant Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 3% of the relevant Acquired Fund’s total outstanding voting securities) equally over multiple days or to provide reasonable advance notification of such large orders to the relevant Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, the Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii)	Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund and current level of investments in the Acquired Fund.

(b)	In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) in reliance on the Rule, the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff (“Staff”) from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement, including, without limitation, the requirement that: (1) the Acquiring Fund and its advisory group (as defined in the Rule) not control (as defined in the 1940 Act), individually or in the aggregate, an Acquired Fund and (2) if the Acquiring Fund and its advisory group, in the aggregate, holds more than 25% of the outstanding voting securities of an Acquired Fund, each of those holders vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of such shares (in each case, except as otherwise provided in the Rule); and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to materially comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities.

(c)	Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer (not including any limited purpose broker-dealer that does not execute trades for an Acquired Fund), (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(d)	An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.	Indemnification.

a.	Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

b.	Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

c.	Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions.

If to the Acquiring Funds:	If to the Acquired Funds:

[ ]	NYLIM ETFs c/o New York Life Investment Management LLC 51 Madison Avenue New York, NY 10010 Email: contractnotice@NYLInvestments.com

6.	Governing Law; Counterparts.

a.	This Agreement will be governed by New York law without regard to choice of law principles.

b.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

7.	Term and Termination; Assignment; Amendment; Severability.

a.	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 9(b).

b.	This Agreement shall continue until terminated in writing by either party upon 30 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c.	This Agreement may not be assigned by either party without the prior written consent of the other.

d.	This Agreement may be amended only by a writing that is signed by each affected party, except that the Acquired Registrant may, in its sole discretion, amend Schedule B to add additional Acquired Funds upon written notice to Acquiring Registrant.

e.	Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

8.	Termination of Prior Agreements. The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING REGISTRANT LISTED ON SCHEDULE A HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By:
Name:
Title:

EACH ACQUIRED REGISTRANT LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITS APPLICABLE SERIES

By:
Name:
Title:

Schedule A: Acquiring Funds

Acquiring Registrant: [                          ]

Series: [                          ]

Schedule B: Acquired Funds

Acquiring Registrant: [                          ]

Series: [                          ]

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